EXHIBIT 99.1

First Capital, Inc. Reports Record Earnings for 2014

CORYDON, Ind., Jan. 29, 2015 (GLOBE NEWSWIRE) -- First Capital, Inc. (Nasdaq:FCAP) (the "Company"), the holding company for First Harrison Bank (the "Bank"), today reported record net income of $5.6 million, or $2.03 per diluted share, for the year ended December 31, 2014, compared to net income of $5.1 million, or $1.82 per diluted share, for the year ended December 31, 2013.

The increase in earnings is primarily due to increases in net interest income after provision for loan losses and noninterest income which were partially offset by an increase in noninterest expenses.

Net interest income after provision for loan losses increased $1.0 million for 2014 as compared to 2013. Interest income decreased $12,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 4.46% for 2013 to 4.40% for 2014. This was partially offset by an increase in the average balance in interest-earning assets from $426.6 million for 2013 to $432.6 million for 2014. Interest expense decreased $509,000 as the average cost of interest-bearing liabilities decreased from 0.48% to 0.34% when comparing the two periods. The provision for loan losses decreased from $725,000 for 2013 to $190,000 for 2014 primarily due to a decrease in net charge-offs from $539,000 during 2013 to $266,000 during 2014 and a decrease in net provisions for loan losses on impaired loans from $150,000 for 2013 to $32,000 for 2014.

Noninterest income increased $296,000 for 2014 as compared to 2013. Commission income and other income increased by $191,000 and $145,000, respectively, when comparing the two periods. The increase in other income was primarily due to a gain on life insurance of $129,000 recognized in 2014. These increases were partially offset by a $129,000 decrease in gains on the sale of loans primarily due to a decrease in loans sold during 2014 as a result of higher interest rates.

Noninterest expenses increased $751,000 for 2014 compared to 2013 primarily due to an increase of $518,000 in compensation and benefits expense. The increase in compensation and benefits expense was primarily due to normal increases in salaries and benefits and the addition of staff in the commercial and residential lending areas. Data processing expenses also increased $133,000 when comparing the two periods primarily due to an increase in ATM processing fees.

The Company's net income was $1.3 million, or $0.46 per diluted share, for the quarter ended December 31, 2014 compared to $1.2 million, or $0.45 per diluted share, for the quarter ended December 31, 2013.

Net interest income after provision for loan losses increased $184,000 for the quarter ended December 31, 2014 as compared to the quarter ended December 31, 2013. Interest income decreased $44,000 when comparing the two periods as a result of a decrease in the average tax-equivalent yield of interest-earning assets from 4.53% for the fourth quarter of 2013 to 4.31% for the same period in 2014, partially offset by an increase in the average balance of interest-earning assets from $423.5 million for the quarter ended December 31, 2013 to $440.3 million for the same period in 2014. Interest expense decreased $78,000 as the average cost of interest-bearing liabilities decreased from 0.41% to 0.31% when comparing the two periods. The provision for loan losses was $150,000 for the quarter ended December 31, 2013, but no provision for loan losses was made for the quarter ended December 31, 2014 based on management's analysis of the allowance for loan losses and a general improvement in the Bank's loan portfolio.

Noninterest income increased $153,000 when comparing the quarter ended December 31, 2014 to the quarter ended December 31, 2013, primarily due to increases in commission income, gains on the sale of loans and service charges on deposit accounts of $53,000, $47,000 and $43,000, respectively.

Noninterest expenses increased $410,000 when comparing the quarter ended December 31, 2014 to the quarter ended December 31, 2013, primarily due to increases in professional fees, compensation and benefits expense and other operating expenses of $133,000, $122,000 and $104,000, respectively. The increase in professional fees related primarily to costs associated with the organization of the captive insurance subsidiary in September 2014.

Total assets as of December 31, 2014 were $472.8 million compared to $444.4 million at December 31, 2013. Cash and cash equivalents and net loans receivable increased $22.1 million and $12.1 million, respectively, while securities available for sale decreased by $8.5 million during 2014. Deposits increased $38.8 million during 2014. A significant portion of the deposit increase was due to the restructuring of $10.6 million of repurchase agreements with local municipalities into deposit accounts. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $5.2 million and $7.6 million at December 31, 2014 and 2013, respectively. At December 31, 2014, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville. The Bank closed the Hardinsburg office in December 2014, as previously announced. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2014	2013	2014	2013
(Dollars in thousands, except per share data)

Total interest income	$ 18,399	$ 18,411	$ 4,588	$ 4,632
Total interest expense	1,144	1,653	269	347
Net interest income	17,255	16,758	4,319	4,285
Provision for loan losses	190	725	0	150
Net interest income after provision for loan losses	17,065	16,033	4,319	4,135

Total non-interest income	4,936	4,640	1,232	1,079
Total non-interest expense	14,082	13,331	3,843	3,433
Income before income taxes	7,919	7,342	1,708	1,781
Income tax expense	2,312	2,255	450	534
Net income	$ 5,607	$ 5,087	$ 1,258	$ 1,247
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$ 5,594	$ 5,074	$ 1,255	$ 1,244

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic and Diluted	$ 2.03	$ 1.82	$ 0.46	$ 0.45

Weighted average common shares outstanding:
Basic and Diluted	2,755,588	2,784,690	2,740,502	2,784,220

OTHER FINANCIAL DATA

Cash dividends per share	$ 0.84	$ 0.80	$ 0.21	$ 0.20
Return on average assets (annualized)	1.22%	1.11%	1.06%	1.10%
Return on average equity (annualized)	10.09%	9.56%	8.82%	9.32%
Net interest margin	4.14%	4.07%	4.07%	4.20%
Interest rate spread	4.06%	3.98%	4.00%	4.12%
Net overhead expense as a percentage of average assets (annualized)	3.07%	2.93%	3.26%	3.05%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2014	2013

Cash and cash equivalents	$ 33,243	$ 11,136
Interest-bearing time deposits	8,270	4,425
Investment securities	100,232	108,771
Gross loans	305,449	293,428
Allowance for loan losses	4,846	4,922
Earning assets	432,544	407,211
Total assets	472,761	444,384
Deposits	412,636	373,830
FHLB debt	0	5,500
Repurchase agreements	0	9,310
Stockholders' equity, net of noncontrolling interest	57,121	53,227
Non-performing assets:
Nonaccrual loans	3,139	5,256
Accruing loans past due 90 days	85	227
Foreclosed real estate	78	466
Troubled debt restructurings on accrual status	1,901	1,662
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.59%	10.89%
Tier I - risk based	14.55%	14.86%
Total risk-based	15.80%	16.11%
CONTACT: Chris Frederick
         Chief Financial Officer
         Executive Vice President
         812-734-3464